Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-254440 and No. 333-239664) and Form S-8 (No. 333-239033, No.333-231457 and No. 333-264161) of Sonim Technologies, Inc. (the “Company”), of our report dated March 21, 2022, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Amendment No. 2 to Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

Campbell, California

June 28, 2022